Exhibit 99.1

Kraton Corporation Announces Fourth Quarter and Full Year 2018 Results
HOUSTON, February 27, 2019 /PRNewswire/ -- Kraton Corporation (NYSE: KRA), a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products, announces financial results for the quarter and year ended December 31, 2018.
2018 FOURTH QUARTER AND FULL YEAR SUMMARY

•	Fourth quarter consolidated net income of $19.3 million compared to $69.9 million in the fourth quarter of 2017.

•	Fourth quarter Adjusted EBITDA(1) of $85.1 million, compared to $85.5 million in the fourth quarter of 2017.

•	Polymer segment operating income of $21.2 million, down 6.7% and Adjusted EBITDA(1) of $44.3 million, down 12.7%, compared to $50.8 million in the fourth quarter of 2017.

•	Chemical segment operating income of $12.2 million, down 31.6% and Adjusted EBITDA(1) of $40.8 million, up 17.7%, compared to $34.7 million in the fourth quarter of 2017.

•	Full year 2018 consolidated net income of $70.5 million compared to $92.6 million in 2017.

•	Full year 2018 Adjusted EBITDA(1) of $378.0 million, compared to $374.2 million 2017.

•	Full year 2018 reduction in debt of $116.6 million, and in consolidated net debt(1) of $113.4 million, or $75.8 million excluding foreign currency exchange impacts.

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
	(In thousands, except per share amounts)
Revenue	$447,783	$465,970	$2,011,675	$1,960,362
Polymer segment operating income	$21,232	$22,750	$159,162	$121,089
Chemical segment operating income	$12,166	$17,781	$91,572	$84,395
Net income (loss) attributable to Kraton	$17,524	$69,608	$67,015	$97,549
Adjusted EBITDA (non-GAAP) (1)	$85,143	$85,461	$378,043	$374,199
Adjusted EBITDA margin (non-GAAP) (1)(2)	19.0%	18.3%	18.8%	19.1%
Diluted earnings (loss) per share	$0.55	$2.17	$2.08	$3.07
Adjusted diluted earnings per share (non-GAAP) (1)	$0.67	$0.67	$3.16	$2.85
_______________________________________

(1)
See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable U.S. GAAP measure. Adjusted EBITDA margin is Adjusted EBITDA divided by revenue.

(2)	Accounting for lost sales associated with Hurricane Michael, Adjusted EBITDA margin would have been 18.3% and 18.6% for the three months and year ended December 31, 2018, respectively.
“Kraton’s results for the fourth quarter 2018 were in line with our expectations, reflecting positive underlying demand fundamentals, improved profitability in our Chemical segment, and lower sales volume in our Polymer segment primarily reflecting the impact of the previously-disclosed production disruption at our Wesseling site,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “Specifically, despite the post-hurricane recovery underway at our Panama City, Florida, site, results for our Chemical segment were favorable, with margin improvement contributing to 18% growth in Adjusted EBITDA, compared to the fourth quarter of 2017. Fourth quarter 2018 Adjusted EBITDA for our Polymer segment was $44 million, down $6 million from the fourth quarter 2017. The multi-week production slowdown, resulting from the record low levels of the Rhine River, contributed to lower fourth quarter paving sales. Additionally, in the quarter, we also experienced lower sales in our Specialty Polymers business, specifically in China and into North American automotive applications, as these markets contracted as we approached year’s end,” said Fogarty.
“For the full year 2018, on a consolidated basis, Adjusted EBITDA for 2018 was $378 million, compared to $374 million in 2017. Chemical segment Adjusted EBITDA increased 8% to $163 million, representing the first full year of Adjusted EBITDA improvement since we acquired the Chemical segment in 2016. The results achieved in 2018 reflect modestly higher sales volume, despite the negative effect of Hurricane Michael in the fourth quarter, and the year-long trend of improved pricing for TOFA, TOFA derivatives, and other high-value product streams, including sales into our Tires markets. We expect these favorable market trends to continue into 2019,” said Fogarty. “Our Polymer segment Adjusted EBITDA was $215 million, down $8 million compared to 2017, primarily due to the impact of production challenges in the second half of 2018, lower sales volume into non-core paving markets, lower overall demand in China, and weakness in North American automotive applications, as well as higher costs, including transportation and logistics costs. Despite these very real headwinds, overall profitability for the Polymer segment in 2018 was consistent with our longer-term objective of delivering adjusted gross profit in excess of $1,000 per ton. Moreover, we believe underlying business fundamentals, across both our Performance Products and Specialty Polymers businesses, in both the Americas and Europe, remain vibrant as we transition from 2018 in to 2019. Only in China, and by extension greater Asia, do we see more immediate-term indications of markets continuing to pull back. In 2018, our CariflexTM volume was up 8% following minimal growth in 2017, which we believe was negatively impacted by a pull-forward of volume into 2016, associated with the Food and Drug Administration ban on powdered natural rubber latex. In fact, based on our current outlook for Cariflex, we believe we have an opportunity for further expansion,” commented Fogarty. “With regard to the previously discussed production challenges, we have taken steps to address those which were under our direct control, and for those more outside our control, we believe we have built contingencies into our supply planning for 2019,” added Fogarty.
“In 2018, consistent with our stated strategies, we reduced consolidated net debt by $113 million, or by $76 million when excluding the benefit of foreign currency favorability, thus exceeding the high end of our recent guidance range of $50 - $60 million. At December 31, 2018, our consolidated net debt leverage ratio was below 4.0 turns. Our capital structure is solid, with no scheduled maturities until 2025, and debt reduction will remain a priority in 2019,” said Fogarty.

Polymer Segment

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenue	(In thousands)
Performance Products	$125,578	$131,489	$631,728	$640,313
Specialty Polymers	97,052	104,161	408,628	389,873
CariflexTM	50,496	43,835	180,814	168,267
Other	274	(34)	416	1,223
	$273,400	$279,451	$1,221,586	$1,199,676

Operating income	$21,232	$22,750	$159,162	$121,089
Adjusted EBITDA (non-GAAP)(1)	$44,333	$50,782	$214,802	$223,015
Adjusted EBITDA margin (non-GAAP)(2)	16.2%	18.2%	17.6%	18.6%
____________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable U.S. GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.
Q4 2018 VERSUS Q4 2017 RESULTS
Revenue for the Polymer segment was $273.4 million for the three months ended December 31, 2018 compared to $279.5 million for the three months ended December 31, 2017. Sales volume of 69.5 kilotons for the three months ended December 31, 2018 decreased 8.1% compared to the three months ended December 31, 2017. Performance Products volumes decreased 10.0%, Specialty Polymers volumes decreased 10.5%, partially offset by increased Cariflex volumes of 17.5%. The positive effect from changes in currency exchange rate between the periods was $4.0 million.
For the three months ended December 31, 2018, the Polymer segment generated $44.3 million of Adjusted EBITDA (non-GAAP) compared to $50.8 million for the three months ended December 31, 2017, a decrease of $6.4 million or 12.7%. The decrease is driven by the lower sales volumes discussed above and higher costs, including freight and logistics costs. The negative effect from changes in currency exchange rates between the periods was $4.0 million. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.
FY 2018 VERSUS FY 2017 RESULTS
Revenue for the Polymer segment was $1,221.6 million for the year ended December 31, 2018 compared to $1,199.7 million for the year ended December 31, 2017. The increase was driven by higher average sales prices, partially offset by lower sales volumes. Sales volumes were 319.6 kilotons for the year ended December 31, 2018, a decrease of 14.1 kilotons, or 4.2%. Performance Products volumes decreased 6.9%, Specialty Polymers volumes increased 0.5%, and Cariflex volumes increased 8.0%. The decrease in Performance Products revenues were primarily impacted by lower paving sales outside of our core North American and European markets, as well as decreases in SIS volumes. The increase in Specialty Polymers revenue was primarily driven by higher average selling prices, resulting from higher average raw materials costs, and to a lesser extent, higher sales into lubricant additive applications. The increase in Cariflex revenue was driven by higher demand in our latex and solid rubber offerings. The positive effect from changes in currency exchange rates between the periods was $15.5 million.
For the year ended December 31, 2018, the Polymer segment generated Adjusted EBITDA (non-GAAP) of $214.8 million compared to $223.0 million for the year ended December 31, 2017. The decrease in Adjusted EBITDA was primarily due to higher operating expenses from the impact of unplanned, short-term facility outages and higher costs, including freight and logistics costs. We also experienced lower sales volumes, primarily in our Performance Products business, driven by lower SIS and paving demand, in our non-core markets. These negative impacts were partially offset by higher average unit margins. The positive effect from changes in currency exchange rates between the periods was $4.7 million. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.

Chemical Segment

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenue	(In thousands)
Adhesives	$59,960	$68,459	$280,867	$294,467
Tires	9,270	12,041	48,122	49,955
Performance chemicals	105,153	106,019	461,100	416,264
	$174,383	$186,519	$790,089	$760,686

Operating income	$12,166	$17,781	$91,572	$84,395
Adjusted EBITDA (non-GAAP) (1)	$40,810	$34,679	$163,241	$151,184
Adjusted EBITDA margin (non-GAAP) (2)(3)	23.4%	18.6%	20.7%	19.9%
____________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable U.S. GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.

(3)	Accounting for lost sales associated with Hurricane Michael, Adjusted EBITDA margin would have been 21.3% and 20.2% for the three months and year ended December 31, 2018, respectively.
Q4 2018 VERSUS Q4 2017 RESULTS
Revenue for the Chemical segment was $174.4 million for the three months ended December 31, 2018 compared to $186.5 million for the three months ended December 31, 2017. Sales volume was 95.8 kilotons for the three months ended December 31, 2018 compared to 100.9 kilotons for the three months ended December 31, 2017. Tires volumes decreased 13.6%, Performance Chemicals volumes decreased 5.5%, and Adhesives volumes decreased 2.8%. These volumes were negatively impacted due to lost sales from Hurricane Michael. The negative effect from changes in currency exchange rate between the periods was $2.9 million.
In October 2018, our Panama City, Florida, facility was damaged by Hurricane Michael. During the three months ended December 31, 2018, we incurred $12.3 million of direct costs, which are included in our cost of goods sold, and that had not been reimbursed from our insurance carrier. With respect to lost sales, we estimate the associated margin to be $8.9 million. During the fourth quarter we recognized $8.9 million of cash proceeds as reimbursement under our business interruption policy, which is included in operating income. We currently estimate the replacement cost associated with damaged equipment to be in a range of $5.0 million to $7.0 million. During the fourth quarter, we impaired damaged equipment with a net book value of $1.3 million, which as of December 31, 2018, had not been reimbursed under our property and casualty insurance policy.
For the three months ended December 31, 2018, the Chemical segment generated Adjusted EBITDA (non-GAAP) of $40.8 million compared to $34.7 million for the three months ended December 31, 2017. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.
FY 2018 VERSUS FY 2017 RESULTS
Revenue for the Chemical segment was $790.1 million for the year ended December 31, 2018 compared to $760.7 million for the year ended December 31, 2017. The increase was driven by higher average sales prices resulting from price actions, and to a lesser extent, an increase in sales volumes. Sales volumes were 428.5 kilotons for the year ended December 31, 2018, an increase of 2.1 kilotons, or 0.5%, despite sales volumes being negatively impacted due to lost sales from Hurricane Michael as discussed above. Performance Chemicals volumes increased 3.2%, partially offset by a decrease of 4.5% and 5.6% in Adhesives and Tires volumes, respectively. The positive effect from changes in currency exchange rates between the periods was $13.7 million.
For the year ended December 31, 2018, the Chemical segment generated $163.2 million of Adjusted EBITDA (non-GAAP) compared to $151.2 million for the year ended December 31, 2017. The increase in Adjusted EBITDA was primarily driven by improved unit margin in our Performance Chemicals and Tires product lines. The improved unit margins were partially offset by higher operating costs, including planned maintenance activities and higher average raw material costs. The negative effect from changes in currency exchange rates between the periods was $2.8 million. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.

Impact of the Tax Act
On December 22, 2017, the U.S. Tax Cuts and Jobs Act (“Tax Act”) introduced significant changes to U.S. income tax law, including a reduction to the U.S. statutory tax rate from 35.0% to 21.0% as well as other reform initiatives, effective in 2018. There was a benefit to Diluted Earnings per Share of $0.28 for the year ended December 31, 2018. Due to the timing of the enactment and the complexity involved in applying the provisions of the Tax Act, we made reasonable estimates of the effects and recorded provisional amounts in our financial statements as of December 31, 2017. As we collected and prepared necessary data, and interpreted the additional guidance issued by the U.S. Treasury Department, the IRS, and other standard -setting bodies, we made adjustments to the provisional amounts over the course of the year. The accounting for the tax effects of the Tax Act has been completed as of December 31, 2018.
Status of Synergies, Operational Improvement, and Cost Reduction Initiatives
We previously announced synergies and operational improvement initiatives associated with the acquisition of Arizona Chemical and a cost reduction initiative targeted at lowering costs in our Polymer segment.
The Polymer segment cost reduction initiative began in 2015 with a total target savings of $70.0 million to be realized by the end of 2018. The cost reduction initiative was fully realized as of December 31, 2018.
In conjunction with the acquisition of Arizona Chemical, we identified $65.0 million of cost-based synergies, approximately $25.0 million of which relate to general and administrative costs, and approximately $40.0 million of which are associated with operational improvements, all of which have been realized as of December 31, 2017.
CASH FLOW AND CAPITAL STRUCTURE
During the year ended December 31, 2018 we reduced Kraton indebtedness by approximately $116.6 million, and consolidated net debt (non-GAAP) by $113.4 million.
Summary of principal amounts for indebtedness and a reconciliation of Kraton debt to Kraton net debt and consolidated net debt (non-GAAP):

	December 31, 2018	December 31, 2017
	(In thousands)
USD Tranche	$362,000	$485,000
Euro Tranche	342,900	198,265
10.5% Senior Notes	—	440,000
7.0% Senior Notes	399,060	400,000
5.25% Senior Notes	331,470	—
ABL	5,000	—
Capital lease	1,184	2,086
Kraton debt	1,441,614	1,525,351
Kraton cash	79,251	75,204
Kraton net debt	1,362,363	1,450,147

KFPC(1)(2) loans	125,501	158,349
KFPC(1) cash	6,640	13,848
KFPC(1) net debt	118,861	144,501

Consolidated net debt	$1,481,224	$1,594,648

Effect of foreign currency on consolidated net debt	37,580
Consolidated net debt excluding effect of foreign currency	$1,518,804
____________________________________________________

(1)
This amount includes all of the indebtedness of our Kraton Formosa Polymers Corporation (KFPC) joint venture, located in Mailiao, Taiwan, which we own a 50% stake in and we consolidate within our financial statements.

(2)	KFPC executed revolving credit facilities to provide funding for working capital requirements and/or general corporate purposes. These are in addition to the 5.5 billion NTD KFPC Loan Agreement.

OUTLOOK
During 2019, we expect strong underlying business fundamentals, including significant volume growth and margin expansion in both our Polymer and Chemical segments. However, 2019 will include certain structural headwinds off-setting underlying business momentum:

•	We have been notified by a significant customer that it intends to implement an inventory management program in 2019 that will likely negatively impact our Adjusted EBITDA by up to $17 million.

•
We expect a continuation of the inflationary headwinds associated with transportation and logistics costs which impacted both segments in 2018. While we strive to off-set this cost pressure through a combination of logistics optimization and pricing initiatives, we currently expect a net increase in transportation and logistics costs of approximately $10 million.

•	2019 is a significant turnaround year, with planned maintenance costs expected to increase by $7 million in 2019, as compared to 2018.

•
Lastly, during the fourth quarter 2018, we began to experience volume declines in our Specialty Polymers business associated with slowing consumer demand in Asia, and in particular China, as well as tariff impacts from the ongoing trade negotiations between the U.S. and China. Based on our current view, we do expect this trend to continue into 2019.

We therefore currently anticipate 2019 Adjusted EBITDA will be in a range of $370 - $390 million. This range does assume recovery under our business interruption policies in 2019 that will offset any lost margin occurring in the first quarter of 2019 associated with Hurricane Michael at our Panama City, Florida, site.
Consistent with the aforementioned 2019 Adjusted EBITDA range, and excluding any activity under the recently announced share buyback program, we currently anticipate reducing consolidated net debt (excluding the effects of foreign currency) by $170 - $190 million in 2019.
We have not reconciled Adjusted EBITDA guidance to net income (loss) because we do not provide guidance for net income (loss) or for items that we do not consider indicative of our on-going performance, including, but not limited to, transaction costs and production downtime, as certain of these items are out of our control and/or cannot be reasonably predicted. We have not reconciled consolidated net debt guidance to debt due to high variability and difficulty in making accurate forecasts and projections that are impacted by future decisions and actions. The actual amount of such reconciling items will have a significant impact if they were included in our Adjusted EBITDA and net debt. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding U.S. GAAP measures is not available without unreasonable effort.
USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of both U.S. GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted Earnings per Share, Consolidated Net Debt Leverage Ratio, Consolidated Net Debt, and Net Debt. Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable U.S. GAAP financial measure. For additional information on the impact of the spread between the FIFO basis of accounting and ECRC, see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance and attainment of net debt, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under U.S. GAAP in the United States.
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin: For our consolidated results, EBITDA represents net income (loss) before interest, taxes, depreciation and amortization. For each reporting segment, EBITDA represents operating income before depreciations and amortization, disposition and exit of business activities and earnings of unconsolidated joint ventures. Among other limitations EBITDA does not: reflect the significant interest expense on our debt or reflect the significant depreciation and amortization expense associated with our long-lived assets; and EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in our debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue (for each reporting segment or on a consolidated basis, as applicable). Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Adjusted Diluted Earnings Per Share: We prepare Adjusted Diluted Earnings per Share by eliminating from Diluted Earnings (loss) per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC.
Consolidated Net Debt and Net Debt: We define net debt for Kraton as total debt (excluding debt of KFPC) less cash and cash equivalents. We define consolidated net debt as Kraton net debt plus debt of KFPC less KFPC's cash and cash equivalents. Management uses net debt to determine our outstanding debt obligations that would not readily be satisfied by its cash and cash equivalents on hand. Management believes that using net debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt. In addition, management believes that presenting Kraton's net debt excluding KFPC is useful because KFPC has its own capital structure.
Consolidated Net Debt Leverage Ratio: The consolidated net debt leverage ratio is defined as consolidated net debt as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Our use of this term may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, February 28, 2019 at 9:00 a.m. (Eastern Time) to discuss fourth quarter and full year 2018 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-857-6511. International dial-in: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on February 28, 2019 through 1:59 a.m. (Eastern Time) on March 7, 2019. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 866-395-9164 and International callers dial 203-369-0500.
ABOUT KRATON
Kraton Corporation (NYSE: KRA) is a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesives, roads and construction and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks, flavors and fragrances and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Kraton, the Kraton logo and design, and Cariflex are all trademarks of Kraton Polymers LLC.
FORWARD LOOKING STATEMENTS
Some of the statements in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook,” “believes,” “target,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans”, “on track”, or “anticipates,” or by discussions of strategy, plans or intentions, including all matters described on the section titled “Outlook” including, but not limited to, our guidance for Adjusted EBITDA and consolidated net debt reduction, expectations regarding the impact of the Tax Act, and our expectations for market trends.
All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: Kraton's ability to repay its indebtedness and risk associated with incurring additional indebtedness; Kraton's reliance on third parties for the provision of significant operating and other services; conditions in, and risk associated with operating in, the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in Kraton's end-use markets; and other factors of which we are currently unaware or deem immaterial. In addition, to the extent any inconsistency or conflict exists between the information included in this report and the information included in our prior reports and other filings with the SEC, the information contained in this report updates and supersedes such information. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

KRATON CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
	(Unaudited)
Revenue	$447,783	$465,970	$2,011,675	$1,960,362
Cost of goods sold	339,225	342,384	1,431,069	1,415,659
Gross profit	108,558	123,586	580,606	544,703
Operating expenses:
Research and development	9,428	10,187	41,296	40,283
Selling, general, and administrative	37,049	37,293	153,897	161,260
Depreciation and amortization	35,777	35,122	141,410	137,162
Gain on insurance proceeds	(8,900)	—	(8,900)	—
Loss on disposal of fixed assets	1,806	453	2,169	514
Operating income	33,398	40,531	250,734	205,484
Other expense	(512)	(843)	(3,472)	(3,360)
Loss on extinguishment of debt	55	(19)	(79,866)	(35,389)
Earnings of unconsolidated joint venture	114	116	471	486
Interest expense, net	(18,937)	(30,693)	(93,772)	(132,459)
Income before income taxes	14,118	9,092	74,095	34,762
Income tax benefit	5,169	60,791	(3,574)	57,884
Consolidated net income	19,287	69,883	70,521	92,646
Net (income) loss attributable to noncontrolling interest	(1,763)	(275)	(3,506)	4,903
Net income attributable to Kraton	$17,524	$69,608	$67,015	$97,549
Earnings per common share:
Basic	$0.55	$2.21	$2.10	$3.12
Diluted	$0.55	$2.17	$2.08	$3.07
Weighted average common shares outstanding:
Basic	31,520	30,944	31,416	30,654
Diluted	31,714	31,454	31,789	31,140

KRATON CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands, except par value)
	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$85,891	$89,052
Receivables, net of allowances of $784 and $824	198,046	196,683
Inventories of products	410,640	367,796
Inventories of materials and supplies	30,843	25,643
Prepaid expense	10,156	13,963
Other current assets	29,980	36,615
Total current assets	765,556	729,752
Property, plant, and equipment, less accumulated depreciation of $597,785 and $526,759	941,476	958,723
Goodwill	772,886	774,319
Intangible assets, less accumulated amortization of $246,648 and $197,318	362,038	406,863
Investment in unconsolidated joint venture	12,070	12,380
Debt issuance costs	1,170	2,340
Deferred income taxes	10,434	8,462
Other long-term assets	29,074	39,688
Total assets	$2,894,704	$2,932,527
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$45,321	$42,647
Accounts payable-trade	182,153	169,265
Other payables and accruals	100,695	119,624
Due to related party	20,918	19,176
Total current liabilities	349,087	350,712
Long-term debt, net of current portion	1,487,298	1,574,881
Deferred income taxes	127,827	148,148
Other long-term liabilities	182,893	192,267
Total liabilities	2,147,105	2,266,008
Equity:
Kraton stockholders’ equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 31,917 shares issued and outstanding at December 31, 2018; 31,605 shares issued and outstanding at December 31, 2017	319	316
Additional paid in capital	385,921	377,957
Retained earnings	420,597	356,503
Accumulated other comprehensive loss	(91,699)	(98,295)
Total Kraton stockholders’ equity	715,138	636,481
Noncontrolling interest	32,461	30,038
Total equity	747,599	666,519
Total liabilities and equity	$2,894,704	$2,932,527

KRATON CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
	Years Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$70,521	$92,646
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	141,410	137,162
Amortization of debt premium and original issue discount	2,202	6,169
Amortization of debt issuance costs	5,771	8,420
Loss on disposal of property, plant, and equipment	2,169	514
Loss on extinguishment of debt	79,866	35,389
(Earnings) loss from unconsolidated joint venture, net of dividends received	74	(49)
Deferred income tax benefit	(26,487)	(66,004)
Share-based compensation	8,102	7,627
Decrease (increase) in:
Accounts receivable	(7,841)	19,237
Inventories of products, materials, and supplies	(58,077)	(22,269)
Other assets	12,304	12,941
Increase (decrease) in:
Accounts payable-trade	20,271	8,275
Other payables and accruals	(18,693)	13,463
Other long-term liabilities	13,742	(1,802)
Due to related party	1,245	3,721
Net cash provided by operating activities	246,579	255,440
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(100,122)	(99,223)
KFPC purchase of property, plant, and equipment	(2,746)	(17,103)
Purchase of software and other intangibles	(8,229)	(6,265)
Net cash used in investing activities	(111,097)	(122,591)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	732,540	739,167
Repayments of debt	(828,747)	(938,006)
KFPC proceeds from debt	24,918	48,207
KFPC repayments of debt	(52,947)	(16,244)
Capital lease payments	(902)	(964)
Purchase of treasury stock	(6,189)	(2,298)
Proceeds from the exercise of stock options	3,133	10,952
Settlement of interest rate swap	2,584	(879)
Settlement of foreign currency hedges	—	(716)
Debt issuance costs	(11,113)	(14,330)
Net cash provided by (used in) financing activities	(136,723)	(175,111)
Effect of exchange rate differences on cash	(1,920)	9,565
Net increase in cash and cash equivalents	(3,161)	(32,697)
Cash and cash equivalents, beginning of period	89,052	121,749
Cash and cash equivalents, end of period	$85,891	$89,052
Supplemental disclosures:
Cash paid (received) during the period for income taxes, net of refunds received	$4,715	$(5,395)
Cash paid during the period for interest, net of capitalized interest	$106,838	$103,995
Capitalized interest	$3,882	$4,042
Supplemental non-cash disclosures:
Property, plant, and equipment accruals	$17,829	$19,720
Asset acquired through capital lease	$—	$—

KRATON CORPORATION
RECONCILIATION OF POLYMER GROSS PROFIT TO ADJUSTED GROSS PROFIT
(Unaudited)
(In thousands)

	Three Months Ended December 31,
	2018	2017
Gross profit	$67,598	$69,712
Add (deduct):
Restructuring and other charges (a)	1,581	—
Hurricane related costs (b)	—	3,385
KFPC startup costs (c)	—	3,970
Non-cash compensation expense	29	16
Spread between FIFO and ECRC	1,669	1,170
Adjusted gross profit (non-GAAP)	$70,877	$78,253
____________________________________________________

(a)	Severance expenses and other restructuring related charges.

(b)	2017 costs are related to Hurricane Harvey, which are all recorded in cost of goods sold.

(c)	Startup costs related to the joint venture company, KFPC, which are recorded in costs of goods sold for 2017.

	Years Ended December 31,
	2018	2017
Gross profit	$349,080	$312,580
Add (deduct):
Restructuring and other charges (a)	1,581	5,354
Hurricane related costs (b)	—	4,145
KFPC startup costs (c)	—	13,633
Non-cash compensation expense	486	458
Spread between FIFO and ECRC	(26,042)	(2,261)
Adjusted gross profit (non-GAAP)	$325,105	$333,909
____________________________________________________

(a)	Severance expenses and other restructuring related charges.

(b)	2017 costs are related to Hurricane Harvey, which are all recorded in cost of goods sold.

(c)	Startup costs related to the joint venture company, KFPC, which are recorded in costs of goods sold for 2017.

KRATON CORPORATION RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO ADJUSTED EBITDA (NON-GAAP) (Unaudited) (In thousands)
	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income attributable to Kraton (a)			$17,524			$69,608
Net income attributable to noncontrolling interest			1,763			275
Consolidated net income (loss)			19,287			69,883
Add (deduct):
Income tax expense			(5,169)			(60,791)
Interest expense, net			18,937			30,693
Earnings of unconsolidated joint venture			(114)			(116)
(Gain) loss on extinguishment of debt			(55)			19
Other expense			512			843
Operating income	21,232	12,166	33,398	22,750	17,781	40,531
Add:
Depreciation and amortization	18,092	17,685	35,777	17,559	17,563	35,122
Other income (expense)	(711)	199	(512)	(920)	77	(843)
Gain (loss) on extinguishment of debt	55	—	55	(19)	—	(19)
Earnings of unconsolidated joint venture	114	—	114	116	—	116
EBITDA (a)	38,782	30,050	68,832	39,486	35,421	74,907
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	3,455	356	3,811	1,507	344	1,851
(Gain) loss on extinguishment of debt	(55)	—	(55)	19	—	19
Weather related costs (c)	—	13,651	13,651	3,385	—	3,385
KFPC startup costs (d)	—	—	—	4,954	—	4,954
Non-cash compensation expense	482	—	482	261	—	261
Spread between FIFO and ECRC	1,669	(3,247)	(1,578)	1,170	(1,086)	84
Adjusted EBITDA (non-GAAP) (a)	$44,333	$40,810	$85,143	$50,782	$34,679	$85,461
____________________________________________________

(a)
Included in net income attributable to Kraton, EBITDA and Adjusted EBITDA in 2018 is $8.9 million of insurance proceeds associated with our estimate of lost margin resulting from the impact of Hurricane Michael.

(b)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are recorded primarily in selling, general, and administrative expenses.

(c)
2018 costs are related to Hurricane Michael, which are mostly recorded in cost of goods sold and $1.3 million recorded in loss on disposal of fixed assets. 2017 costs are related to Hurricane Harvey and Hurricane Irma, which are all recorded in cost of goods sold.

(d)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general, and administrative expenses for 2018 and costs of goods sold for 2017.

KRATON CORPORATION RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO ADJUSTED EBITDA (NON-GAAP) (Unaudited) (In thousands)
	Year Ended December 31, 2018			Year Ended December 31, 2017
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income attributable to Kraton (a)			$67,015			$97,549
Net income (loss) attributable to noncontrolling interest			3,506			(4,903)
Consolidated net income			70,521			92,646
Add (deduct):
Income tax benefit (expense)			3,574			(57,884)
Interest expense, net			93,772			132,459
Earnings of unconsolidated joint venture			(471)			(486)
Loss on extinguishment of debt			79,866			35,389
Other expense			3,472			3,360
Operating income	159,162	91,572	250,734	121,089	84,395	205,484
Add:
Depreciation and amortization	71,006	70,404	141,410	67,998	69,164	137,162
Other income (expense)	(4,311)	839	(3,472)	(3,687)	327	(3,360)
Loss on extinguishment of debt	(79,866)	—	(79,866)	(35,389)	—	(35,389)
Earnings of unconsolidated joint venture	471	—	471	486	—	486
EBITDA (a)	146,462	162,815	309,277	150,497	153,886	304,383
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	5,517	(607)	4,910	13,000	(165)	12,835
Loss on extinguishment of debt	79,866	—	79,866	35,389	—	35,389
Weather related costs (c)	—	13,651	13,651	4,145	1,320	5,465
KFPC startup costs (d)	897	—	897	14,618	—	14,618
Non-cash compensation expense	8,102	—	8,102	7,627	—	7,627
Spread between FIFO and ECRC	(26,042)	(12,618)	(38,660)	(2,261)	(3,857)	(6,118)
Adjusted EBITDA (non-GAAP) (a)	$214,802	$163,241	$378,043	$223,015	$151,184	$374,199
____________________________________________________

(a)
Included in net income attributable to Kraton, EBITDA and Adjusted EBITDA in 2018 is $8.9 million of insurance proceeds associated with our estimate of lost margin resulting from the impact of Hurricane Michael.

(b)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are recorded primarily in selling, general, and administrative expenses.

(c)
2018 costs are related to Hurricane Michael, which are mostly recorded in cost of goods sold and $1.3 million recorded in loss on disposal of fixed assets. 2017 costs are related to Hurricane Harvey and Hurricane Irma, which are all recorded in cost of goods sold.

(d)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general, and administrative expenses for 2018 and costs of goods sold for 2017.

We reconcile Diluted Earnings (Loss) Per Share to Adjusted Diluted Earnings Per Share (non-GAAP) as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
	(Unaudited)
Diluted Earnings Per Share	$0.55	$2.17	$2.08	$3.07
Transaction, acquisition related costs, restructuring, and other costs (a)	0.10	0.05	0.13	0.31
Loss on extinguishment of debt	0.02	0.14	1.91	0.87
Weather related costs (b)	0.32	0.09	0.32	0.13
KFPC startup costs (c)	—	0.09	0.01	0.26
Tax reform repatriation (d)	(0.28)	1.46	(0.28)	1.46
Tax reform deferred tax rate change (d)	—	(3.06)	—	(3.06)
Spread between FIFO and ECRC	(0.04)	(0.27)	(1.01)	(0.19)
Adjusted Diluted Earnings Per Share (non-GAAP)	$0.67	$0.67	$3.16	$2.85
_____________________________________________________

(a)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are recorded primarily in selling, general, and administrative expenses.

(b)
2018 costs are related to Hurricane Michael, which are mostly recorded in cost of goods sold and $1.3 million recorded in loss on disposal of fixed assets. 2017 costs are related to Hurricane Harvey and Hurricane Irma, which are all recorded in cost of goods sold.

(c)
Startup costs related to the joint venture company, KFPC, which are recorded in selling, general, and administrative expenses for 2018, costs of goods sold for 2017, and selling, general, and administrative expenses for 2016.

(d)	Tax repatriation and deferred tax rate change relating to the 2017 U.S. Tax Cuts and Jobs Act, see Note 12 Income Taxes to the consolidated financial statements.